Exhibit 10.8

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) made and entered into as of the 1st day of November, 2012 by and between BELK, INC., for and on behalf of itself and its subsidiaries, including but not limited to Belk Stores Services, Inc. and Belk Administration Company (hereinafter referred to collectively as the “Company”), and BRIAN T. MARLEY (hereinafter referred to as “Mr. Marley”).

WITNESSETH:

WHEREAS, Mr. Marley has been employed by the Company for twelve years as its Executive Vice President and Chief Financial Officer (“CFO”); and

WHEREAS, Mr. Marley has made a decision to retire from active employment with the Company at the end of the first quarter of the Company’s next fiscal year; and

WHEREAS, in order to facilitate a smooth transition, Mr. Marley has agreed to serve as a consultant to the Company for one year following his retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises stated in this document by the Company and Mr. Marley to each other and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties agree that:

1. Termination of Service. Mr. Marley will continue his full time employment with the Company through May 4, 2013, which will be his last full day of work. Mr. Marley will remain on the Company’s payroll at an annual salary of $614,614 through May 4, 2013, and his salary will be paid in accordance with the Company’s standard payroll practice for associates, as the same may change from time to time, but no less frequently than monthly.

2. Consulting Period. From May 5, 2013 through May 3, 2014, Mr. Marley will provide services to the Company as a consultant (the “Consulting Period”). In such capacity, Mr. Marley will be available to provide advisory services to the Company on matters relating to finance. Such services will be provided on a reasonable schedule, mutually agreed upon by Mr. Marley and the Company’s Chief Executive Officer and CFO. As a retainer and compensation for his advisory services during the Consulting Period, Mr. Marley will receive the sum of $625,000, payable as follows: (i) $312,500 shall be paid on or before April 15, 2013, and (ii) $312,500 shall be paid in equal monthly installments beginning November 5, 2013 and continuing on the 1st day of each month through April 30, 2014. In order to comply with the provisions of Section 409A of the Internal Revenue Code regarding a separation from service, Mr. Marley’s time spent providing advisory services to the Company shall not exceed 20% of the average level of services Mr. Marley provided to the Company for the 36-month period prior to his termination of employment.

3. Incentive Plans. For the Company’s fiscal years ending on February 2, 2013 (“FY13”) and February 1, 2014 (“FY14”), Mr. Marley will be eligible to participate in the Company’s Annual Incentive Plan as if he had been employed on a full time basis throughout FY14, as long as he continues to be an employee through May 4, 2013, and he will receive payment, if any award is earned, on the schedule provided in the plan. Mr. Marley will be entitled to receive 100% of the shares he has earned under the terms and conditions of the Company’s Long Term Incentive Plans XII and XIII (“LTI”) and the FY11-FY13 Stretch Incentive Plan (“SIP”), including shares which the Plans provide to be issued following a

Delayed Issuance Date, as if he had been employed on a full time basis throughout FY14, as long as he continues to be an employee through May 4, 2013, and he will receive those shares, if any are earned, on the schedule provided in the Plans. Provided he continues to be an employee through May 4, 2013, Mr. Marley will also be entitled to receive a pro rata portion of shares awarded under the Company’s Long Term Incentive Plan XIV, including any shares which the Plan provides to be issued following a Delayed Issuance Date, in accordance with the terms and conditions of that plan, and he will receive payment, if any award is earned, on the schedule provided in the plan. Mr. Marley will not be entitled to participate in any new or additional incentive compensation plans other than the Annual Incentive Plan for FY14 and the Company’s Long Term Incentive Plan XIV.

4. Benefits.

(a) The Company agrees that Mr. Marley’s current benefits with the Company, including without limitation medical/dental/vision insurance, 401(k) savings plan, 401(k) restoration plan, pension plan, pension restoration plan, deferred compensation plan, supplemental executive retirement plan (SERP), basic and optional life insurance, personal accident insurance, short term disability insurance, long term disability insurance, and SERP insurance will remain in effect through May 4, 2013 on the same basis as other Belk associates receiving such benefits, so long as Mr. Marley pays the required associate premiums.

(b) During the Consulting Period, the Company agrees that if Mr. Marley timely and properly elects, and is entitled to, COBRA continuation coverage under the Company’s group health insurance plan, he shall be reimbursed on November 5, 2013 for the difference between the cost of such coverage and the active employee rates for himself, his spouse and his dependents, as those rates are in effect from time to time, (“Company

Contribution”) for the period from May 5, 2013 through October 31, 2012. Thereafter, for the remainder of the Consulting Period while COBRA continuation remains in effect, the Company will reimburse the Company Contribution for each month of coverage on the first day of the immediately following month. At the conclusion of the Consulting Period, Mr. Marley shall be eligible to continue his coverage, pursuant to COBRA, for an additional six months and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. Mr. Marley shall continue to participate in the 2004 Supplemental Executive Retirement Plan (“2004 SERP”) to the extent permitted by that plan, and the Company will make a contribution to his account on or before April 15, 2013 in an amount equal to the amount the Company would have contributed on Mr. Marley’s behalf in FY14 to the 2004 SERP had Mr. Marley been an associate of the Company throughout FY14, with compensation in the amount stated in Paragraph 2 of this Agreement. Mr. Marley shall also receive in a lump sum on May 1, 2014 an amount equal to the amount the Company would have contributed on Mr. Marley’s behalf to the Company’s 401(k) Savings Plan (the “401(k) Plan”) had he been an associate of the Company through April 30, 2014 with compensation in the amount stated in Paragraph 2 of this Agreement and a deferral election in effect under the 401(k) Plan equal to 5% of his deemed compensation.

Mr. Marley shall participate in the benefit plans that were provided to him as an associate, including without limitation 401(k) savings plan, 401(k) restoration plan, pension plan, pension restoration plan, deferred compensation plan, supplemental executive retirement plan (SERP), basic and optional life insurance, personal accident insurance, short term disability insurance, long term disability insurance, and SERP insurance only to the extent participation is permitted by and in accordance with the terms of the applicable plan or arrangement for participants who have terminated and separated from service. Mr. Marley will also be entitled to his current associate merchandise discount through the end of the Consulting Period.

(c) Mr. Marley shall be entitled to reimbursement of his reasonable attorneys’ fees incurred in the review of this Agreement, not to exceed $20,000, and such reimbursement shall be paid no later than April 15, 2013.

5. Confidentiality and Compliance with Various Policies. Mr. Marley acknowledges that he has been and may be privy to confidential information of the Company and its affiliates which includes, but is not limited to, sales and marketing information, financial or statistical data, acquisition or merger information, strategic plans or plans for future business development, plans regarding sales of assets and other information not known to the public, which, if misused or disclosed, could adversely affect the business or standing of the Company and its affiliates and members. Mr. Marley agrees that he will not knowingly or intentionally disclose any such confidential information to any person, agency, institution, company or other entity, and he will not use any confidential information in any way except as required by his duties to the Company or by law, without having first obtained the written consent of the Company’s Chief Executive Officer or designee. Notwithstanding the above, Mr. Marley may make such disclosures of non-public or confidential matters relating to Belk as may be required by law or compelled by judicial process. If permitted to do so by law, Mr. Marley agrees to provide ten (10) days advance written notice to Belk of the need to make such an additional disclosure or disclosures so that Belk might have an opportunity to oppose any such disclosure or to seek appropriate protective provisions.

Mr. Marley further agrees that at or before the conclusion of the Consulting Period, Mr. Marley will return to the Company, upon request, all property belonging to the Company and any other property or documents which may contain or record any information confidential to the Company. Mr. Marley acknowledges that the Company would be irreparably harmed if he were to breach his obligations under this Paragraph 5 and that the Company shall be entitled to injunctive relief for the purpose of enforcing this provision.

6. Non-Competition. Through May 3, 2014, Mr. Marley agrees to refrain from “competing” with Belk or any of its subsidiaries or affiliates. For the purposes of this paragraph, “competing” shall mean accepting employment from or acting as a consultant or advisor to any person or entity which operates retail department stores, including discount department stores, (either directly or through a subsidiary, affiliate or common parent) within the sixteen states in which the Company currently operates stores.

7. Early Termination. If Mr. Marley resigns or is terminated for cause prior to May 5, 2013, then Mr. Marley shall be paid only through his last day of active work and will receive only accrued but unused vacation pay. His date of termination will be his last day of employment. He will not be entitled to any transition or consulting pay.

If Mr. Marley dies, becomes Disabled, or is terminated as an associate or as an advisor to the Company without cause prior to May 4, 2014, then his death, Disability or termination shall have no effect on the payments to be made under this Agreement, and any remaining unpaid payments under Paragraphs 1 through 4 of this Agreement shall continue to be paid to him (in the event of his termination without cause or Disability) or to his spouse (in the event of his death) in accordance with the agreed upon schedule set forth in the applicable paragraph of this Agreement.

Termination “for cause” includes, but is not limited to, the following examples:

•	Unlawful harassment

•	Dishonesty or theft

•	Falsifying company documents

•	Gross insubordination

•	Crimes involving use of illegal drugs or alcohol while working for Belk

•	Conviction of a crime of dishonesty or violence, even if not concerning work at Belk

•	Disruptions in the workplace, including use of racial or ethnic slurs and particularly offensive profanity

•	Fighting, threats or intimidation of bodily harm, or any use of or threat of violence

•	Having a dangerous weapon on company property without prior authorization by the facility manager

•	Misusing legally prescribed drugs while on the job

•	Tape recording conversations with managers or other associates without their prior knowledge and consent

•	Violation of the Belk Acceptable Business Practices Policy

For purposes of this Agreement, “Disability” means a condition of Mr. Marley who, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months: (a) is unable to discharge the duties of his position of employment or any substantially similar position during the remainder of FY13, (b) during the Consulting Period, is unable to fulfill his obligations to the Company under this Agreement as advisor and consultant to the Company with respect to financial matters; or (c) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company and covering its employees. The Company will determine whether Mr. Marley has incurred a Disability based on its own good faith determination and may require him to submit to reasonable physical and mental examinations for this purpose. Mr. Marley will be deemed to have incurred a Disability if (a) the Social Security Administration determines that he is totally disabled, or (b) the applicable insurance company providing disability insurance to Mr. Marley under a disability program sponsored by the Company determines that he is disabled under the insurance contract definition of disability, provided such definition complies with the definition in this Paragraph 7

8. Release. In consideration of the payments and benefits provided by Belk in Paragraphs 1 through 4 above, Mr. Marley agrees that for himself and his attorney, heirs, executors, administrators, successors and assigns, he fully discharges and releases Belk (including its officers, directors, managers, supervisors, and/or agents), any parent, or affiliated companies (including their officers, directors, managers, supervisors, or agents) from all administrative charges, lawsuits, causes of action, employment contracts, demands, and claims for damages whatsoever in law or equity regarding his employment and/or separation of employment that he now knows or should know that exist against Belk, arising under any state or federal statutory or common laws, including but not limited to, all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621, et seq.; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001, et seq.; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161, et seq; the Equal Pay Act of 1963; the Vocational Rehabilitation Act of 1973; the Civil Rights Acts of 1866, 1871 and 1991; Section 1981 of the Civil Rights Act of 1866; any state wage payment laws; or claims alleging wrongful termination, retaliation, whistleblower protection, and/or seeking damages for mental and/or emotional distress, breach of implied or expressed contract, whether oral or written, tortious interference with contractual relations, breach of promise, failure to hire, misrepresentation, negligence, fraud, estoppel, defamation, intentional or negligent infliction of emotional distress, loss of consortium, violation of public policy, wrongful, abusive or constructive discharge, or any other employment related tort; or any other Federal, State, or local law relating to employment.

This Agreement is not intended to waive any claims that may arise after the date this Agreement is executed, including, without limitation, any claim for breach of this Agreement, or any rights or claims to test the knowing and voluntary nature of the release of claims in this Agreement under the Older Workers Benefit Protection Act, as amended. Mr. Marley further agrees, however, that in consideration of the payments provided by Belk in Paragraphs 2 through 4 above, he will execute a supplemental release on May 5, 2013, extending the terms of the releases in this paragraph to any acts or omissions committed between the date of this Agreement and the date of said supplemental release.

Mr. Marley agrees that he will not seek or hereafter apply for employment or reinstatement of employment with Belk or any affiliated or subsidiary companies, and that Belk has no obligation to consider him for employment or reinstatement. Mr. Marley further agrees that if he does apply for reemployment, Belk may deny him employment under this Agreement, without recourse. Provided, however, Belk, in its sole discretion, may waive the provisions of this paragraph.

9. Cooperation. Mr. Marley agrees to cooperate with the Company in any pending or future matters, including without limitation, any litigation, investigation or other dispute in which he has, by virtue of his employment with the Company, relevant knowledge or information, including, if necessary, providing depositions and court testimony and providing information for and signing any necessary sworn statements. Belk shall reimburse Mr. Marley for actual and reasonable out-of-pocket expenses incurred. Mr. Marley agrees not to criticize, disparage or otherwise demean in any way Belk, its affiliates, subsidiary companies, officers, managers or supervisors. Belk agrees not to criticize, disparage or otherwise demean Mr. Marley.

10. General Acknowledgments.

(a) Mr. Marley acknowledges that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

(b) Mr. Marley agrees that the only consideration for signing this Agreement are the terms stated above and that no other promises or assurances of any kind have been made to him by Belk or any other person as inducement to sign this Agreement. Therefore, this Agreement constitutes the entire understanding of the parties, and no representation, promise or inducement not included in this Agreement shall be binding on the parties.

(c) Family Medical Leave Act Acknowledgements. Mr. Marley acknowledges and represents that Mr. Marley (i) has received all leave required under the Family Medical Leave Act of 1993 as amended (FMLA) and (ii) does not claim that Belk violated or denied Mr. Marley’s rights under the FMLA.

(d) Mr. Marley has been given the opportunity to read, and has in fact read, this entire Agreement and has had all questions regarding its meaning answered to his satisfaction by his attorneys.

(e) Mr. Marley represents and acknowledges that he fully understands the contents of this Agreement and understands that it is a full waiver and release of all claims against the Company through the date this Agreement is executed, except as otherwise set forth in this Agreement.

11. Notification Under the Older Workers Benefit Protection Act

(a) Time to Consider This Agreement. Mr. Marley acknowledges that he has been provided with a copy of this Agreement and has been given twenty-one (21) consecutive calendar days in which to review and consider the Agreement. Mr. Marley acknowledges that while he has twenty-one (21) consecutive calendar days to review and consider this Agreement, he has the right to sign this Agreement at any time within the twenty-one (21) consecutive calendar days from his receipt of this document. Mr. Marley and Belk agree that any changes to the terms and conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one (21) day period.

(b) Legal Counsel. Mr. Marley is advised to consult with legal counsel of his own choosing and seek clarification of any of the terms of the Agreement prior to signing this Agreement. Mr. Marley acknowledges that he has had ample opportunity to consult with an attorney of his own choosing prior to his execution of this Agreement and was encouraged and advised in writing to do so by the Company.

(c) Revocation. Mr. Marley acknowledges that he has a period of seven (7) calendar days following his signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be in writing, signed by him and delivered to Adam Orvos in the Belk Stores Services Human Resources Office, located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, telephone number (704) 426-1890, on or before the seventh (7th) day after signing this Agreement.

(d) When the Terms Become Effective. The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph 11(c) above without a revocation and only if such revocation period occurs on or before December 7, 2012. No payment shall be made under this Agreement until the Agreement becomes final and binding upon the parties.

If Mr. Marley signs this Agreement prior to the end of the twenty-one (21) day time period, he certifies that he knowingly and voluntarily decided to sign this Agreement after considering it less than twenty-one (21) days, and his decision to do so was not induced by Belk through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period.

12. Successors And Assigns. Mr. Marley acknowledges and agrees that to the extent this Agreement requires Mr. Marley to provide personal consulting services, he is not entitled to assign, subcontract or transfer any of the obligations imposed under this Agreement. This Agreement will inure to the benefit of and be binding on any successor or assigns of the Company.

13. Severability. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or enforceability of other portions of such provision or of other provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

15. Entire Agreement and Modification. This Agreement may not be changed or modified orally, but only by an agreement in writing, signed by the parties. Mr. Marley and the Company acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement. This Agreement supersedes all prior agreements, proposals, negotiations, conversations, discussions and course of dealing between the parties with respect to the subject matter hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

16. Tax Withholding and Taxes. All payments described in this Agreement shall be made by the Company subject to applicable tax withholdings and other mandatory payroll deductions which would otherwise apply to payments of the nature contemplated herein. Furthermore, the Company agrees to act in good faith regarding the proper interpretation of the tax laws as might be applicable to the payments and benefits required under this Agreement, including Section 409A of the Internal Revenue Code of 1986, as amended, but Mr. Marley agrees that nothing in this Agreement shall be construed as a covenant by the Company that payments will be made or benefits will be provided under this Agreement which will be exempt from any special tax, including any tax under Section 409A of the Internal Revenue Code of 1986, as amended, or as a guarantee or indemnity by the Company of the tax consequences of the payments and benefits required under this Agreement. Finally, Mr. Marley understands and agrees that the Company shall report and withhold on payments made and benefits provided under this Agreement as the Company acting in good faith deems appropriate and proper under the circumstances.

17. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Further, notwithstanding any provisions in this Agreement to the contrary, to the extent necessary to avoid the imposition of any tax under Section 409A, no payment shall be made under this Agreement before November 5, 2013 (six months and one day after Mr. Marley has a “separation from service” under Section 409A).

WITNESS the signatures of the undersigned, this the      day of November, 2012.

Brian T. Marley

Sworn to and subscribed before me
the day of , 2012.

Notary Public
My Commission Expires:

BELK, INC.

By:
Thomas M. Belk, Jr.
Chairman and Chief Executive Officer

Sworn to and subscribed before me
the day of , 2012.

Notary Public
My Commission Expires:

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